Joint Filer Information

Name and Address of Reporting Person:	Bloomberg-BNA Holdings Inc.
731 Lexington Ave
New York, NY 10022
Issuer Name and Ticker or Trading Symbol:	The Bureau of National Affairs, Inc.
[none]
Relationship of Joint Filer to Issuer:	10% Owner (1)
Date of Event Requiring Statement:	September 29, 2011
Designated Filer:	Bloomberg Inc.

Signature:

BLOOMBERG-BNA HOLDINGS INC.

By:	/s/ Peter T. Grauer

	Name:	Peter T. Grauer
	Title:	Chairman

Dated: October 3, 2011

(1) Directly owned by Bloomberg Inc. (“Bloomberg”).